Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2022, with respect to the consolidated financial statements for the years ended December 31, 2021 and 2020 of Vital Energy, Inc. (formerly known as Laredo Petroleum, Inc.) included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2022, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

November 1, 2023